Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectuses of GATX Corporation for the registration of debt securities and pass through certificates and to the incorporation by reference therein of our reports dated February 25, 2019 with respect to the consolidated financial statements of GATX Corporation and subsidiaries and the effectiveness of internal control over financial reporting of GATX Corporation and subsidiaries in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

August 12, 2019